UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 25, 2011
Belden Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-12561	36-3601505

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7733 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
(Address of Principal Executive Offices, including Zip Code)
(314) 854-8000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On April 25, 2011, Belden Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank AG New York Branch and Wells Fargo Bank, National Association, as co-syndication agents, U.S. Bank National Association, as documentation agent, and the other lenders party thereto. The New Credit Agreement provides for a multicurrency revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $400.0 million (or equivalent foreign currency amount) and provides the Company with the ability to borrow through foreign subsidiaries in certain jurisdictions. The New Credit Agreement also contains an accordion feature allowing, under certain circumstances, the maximum principal amount to be increased by up to $250.0 million (or equivalent foreign currency amount). Up to $25.0 million of the revolving credit facility is available for letters of credit, subject to certain specified limitations and up to $25.0 million is available under a swingline subfacility.
     The revolving credit facility provided for under the New Credit Agreement replaces the Company’s revolving credit facility under that certain Credit Agreement dated as of January 24, 2006 among the Company, the Company’s subsidiaries party thereto as guarantors, the lenders party thereto, Wachovia Bank, National Association, as administrative agent, U.S. Bank National Association, as syndication agent, and Bank of America N.A., National City Bank and Fifth Third Bank, as co-documentation agents, as amended or restated from time to time (the “Prior Credit Agreement”). There were no outstanding draws on the Prior Credit Agreement at the time of its termination. The maturity date of the Prior Credit Agreement had been January 24, 2013.
     The revolving credit facility provided under the New Credit Agreement matures on April 25, 2016. The obligations are guaranteed by Belden 1993 LLC, Belden CDT Networking, Inc., Belden Holdings, Inc., Belden Wire & Cable Company LLC and CDT International Holdings LLC and are secured by the domestic personal property of the Company and the subsidiaries named above, as well as all of the capital stock of certain domestic subsidiaries. The Company will cause certain of its domestic subsidiaries to pledge up to 65% of the equity of certain foreign subsidiaries.
     Loans under the New Credit Agreement will bear interest at, at the applicable borrower’s election, either (a) LIBOR, as adjusted, plus a percentage spread (ranging from 1.75% to 2.75%) based on the Company’s leverage ratio or (b) the alternate base rate, described in the New Credit Agreement as the greatest of (i) JPMorgan Chase’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0.75% to 1.75%) based on the Company’s leverage ratio. Swing loans under the swingline subfacility will bear interest at such rates as the applicable borrower and the swingline lender may agree.
     The Company has agreed to pay a commitment fee, payable quarterly, at rates that range from 0.25% to 0.50% (based on the Company’s leverage ratio), and customary fees in respect of letters of credit.
     The New Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, nature of business, investments and loans, acquisitions, dispositions of assets, and transactions with affiliates. The New Credit Agreement also contains financial covenants that require the Company to maintain, on a consolidated basis, a leverage ratio of less than or equal to 4.00 to 1.00 and a fixed charge coverage ratio of greater than 1.15 to 1.00.
     The New Credit Agreement contains customary events of default with corresponding grace periods. If a default occurs and is continuing, the lenders may terminate and/or suspend their obligations to make loans and issue letters of credit under the New Credit Agreement. If an event of default occurs and is continuing, the lenders may accelerate amounts due under the New Credit Agreement and exercise other rights and remedies. In the case of certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.
     A copy of the New Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the New Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text to the New Credit Agreement, which is incorporated by reference herein. The representations and warranties contained in the New Credit Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the New Credit Agreement; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the New Credit Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 1.02.	Termination of a Material Definitive Agreement.
     The information set forth in Item 1.01 with respect to the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.
Exhibit 10.1	Credit Agreement dated as of April 25, 2011 among Belden Inc., the Foreign Subsidiary Borrowers (as defined therein) party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank AG New York Branch and Wells Fargo Bank, National Association, as Co-Syndication Agents, U.S. Bank National Association, as Documentation Agent, and the other lenders party thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.
Date: April 25, 2011	By:	/s/ Kevin L. Bloomfield
Kevin L. Bloomfield
Senior Vice President, Secretary and General Counsel

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